

Alighiero Boetti (b. 1940–1994)

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After reviewing 50 other examples, we privately acquired the Artwork after remaining in the same private collection since its creation in 1983 and initial sale by Barbara Gladstone Gallery.

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Initial Offering Price

$2,664,000

Offering Circular

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Similar Sales | Record Price | Repeat Sales


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Price Appreciation of Similar Works

14.4%

Sharpe Ratio (1997-2020)	watch video
Alighiero Boetti	▲0.75
All Art	0.50
S&P 500	0.46

32% Progress

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WHY WE LIKE THIS PAINTING



- Alighiero Boetti is globally recognized as an important conceptual artist and prominent member of the Arte Povera movement.
- Our acquisitions team has reviewed almost 50 examples of work by Boetti from around the world, some of which are priced in excess of $2 million. Of these 50 works, this is the third one we have selected to be offered on the Masterworks platform.
- Executed in 1983, the Artwork is a medium-size example of Boetti's well-known "Mappe" series, which consists of colorful tapestry maps of the world, where each country is represented by the colors of its flag. The "Mappe" works were created from 1971 until the artist's death in 1994.
- Like many of Boetti's embroideries, the Work was conceived by Boetti, but executed by Afghan women who chose the color combinations., making each "Mappa" unique, documenting the geopolitical landscape at the moment of its creation.
- After the Soviet invasion in 1979, production shifted from Kabul to Peshwar in Pakistan, where the group of Afghan women took refuge. The invasion halted production of the "Mappe" completely until 1982, therefore the Artwork was likely begun and subsequently finished during a moment of political and social turmoil.
- As of January 20, 2023, large-scale "Mappe" account for five of Boetti's top auction records, two of which were achieved since October 2022. These are led by: *Mappa* (1989-1991), which sold for $8,827,100 at in November 2022, *Mappa* (1979-80), which sold for $5,530,647 in October 2022 and *Mappa* (1978), which sold for $3,420,837 in October 2021.
- As of January 20, 2023, examples comparable in scale to the Artwork have sold in excess of $2.2 million at auction. These examples include: *Mappa* (1978), which is slightly larger than the Artwork and sold for £2,500,000 ($3,420,837) in October 2021, *Mappa* (1984), which sold for £1,702,500 ($2,229,672) in October 2020.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales	2021 Number of Lots Sold
$28,225,185	152

ALIGHIERO BOETTI

b. 1940–d. 1994, Italy

Embroidery on canvas | 44 × 69 in. (112 × 175 cm.)

Alighiero Boetti is globally recognized as an important conceptual artist and prominent member of the Italian Arte Povera movement.



$2,664,000

INITIAL OFFERING

14.4%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

26.6%

ANNUAL APPRECIATION OF RECORD PRICE[4]

The Artwork is a characteristic example of Alighiero Boetti's conceptual and unique process, which employs a variety of materials and modes of production that lie outside traditional fine art practices. Executed in 1983, the Artwork is a medium-size example of Boetti's well-known "Mappe" series, which consists of colorful tapestry maps of the world, where each country is represented by the colors of its flag. The "Mappe" works were created from 1971 until the artist's death in 1994. Approximately 150 examples exist, in a variety of sizes that range from approximately four feet in width to almost twenty feet in width. Each "Mappa" is unique and documents the geopolitical landscape at the moment of its conception. Beginning in the early 1970s, Boetti acquired the cloth and composed a general outline of the map in Italy before sending it to Afghanistan, where skilled Afghan women from local embroidery schools completed the tapestries. After the Soviet invasion in 1979, production shifted from Kabul to Peshwar in Pakistan, where the group of Afghan women took refuge. The invasion halted production of the "Mappe" completely until 1982, therefore the Artwork was likely begun and subsequently finished during a moment of political and social turmoil. Aside from the individual country flags, Boetti encouraged his artisans to determine the color of the ocean in each "Mappa," a conceptual element that fostered a sense of collaboration and spontaneity, creating richly varied results. With its large areas of soft pink, the Artwork engenders a sense of playfulness, rather than a commitment to realistic representation. Of the series and his interest in the notion of chance, Boetti stated: "for me the work of the embroidered Mappa [is the] ultimate in beauty... I did nothing, chose nothing... the flags are those that exist. In short, I did absolutely nothing; when the basic idea, the concept, emerges, everything else requires no choosing." In addition to the bright color of the ocean, the Artwork includes textual borders with a mix of Farsi script and Italian. The "Mappa" borders often contained dates relative to the work's production, Boetti's signature and sayings, as well as excerpts from Sufi poetry.

AS OF JANUARY 20, 2023, THE ARTIST'S TOP AUCTION RECORDS ARE LED BY *MAPPA* (1989-91), WHICH SOLD FOR $8,827,100 AT SOTHEBY'S, NEW YORK, ON NOVEMBER 16, 2022, *TUTTO* (1990), WHICH SOLD FOR $6,060,000 AT CHRISTIE'S, NEW YORK, ON NOVEMBER 17, 2022, AND *MAPPA* (1979-80), WHICH SOLD FOR €5,643,500 ($5,530,647) AT CHRISTIE'S, PARIS, ON OCTOBER 20, 2022.

The meticulous technique and skill employed within the Artwork reinforces the labor-intensive process (each "Mappa" took on average two years to complete) and encourages the viewer to consider the passage of time. As of January 20, 2023, large-scale "Mappe" account for five of Boetti's top auction records, two of which were achieved since October 2022. These are led by: *Mappa* (1989-1991), which sold for $8,827,100 at Sotheby's, New York, on November 16, 2022, *Mappa* (1979-80), which sold for €5,643,500 ($5,530,647) at Christie's, Paris, on October 20, 2022, and *Mappa* (1978), which sold for £2,500,000 ($3,420,837) at Sotheby's, London, on October 14, 2021. As of January 20, 2023, examples comparable in scale to the Artwork have sold in excess of $2 million at auction. These examples include: *Mappa* (1978), which is slightly larger than the Artwork and sold for £2,500,000 ($3,420,837) at Sotheby's, London, on October 14, 2021, *Mappa* (1984), which sold for £1,702,500 ($2,229,672) at Christie's, London on October 22, 2020, and *Mappa* (1984), which sold for£1,448,750 ($2,011,902) on March 6, 2018. The Artwork's composition, execution, and scale make it a commercial and desirable work by Alighiero Boetti.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]



$3.0M
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$0.8M
1998
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Alighiero Fabrizio Boetti (b. 1940, Turin, Italy – d. 1994, Rome, Italy), known as Alighiero e Boetti, is globally recognized as an important conceptual artist and prominent member of the Arte Povera movement. In the early 1960s, he formed close relationships with the artists Luciano Fabro, Mario Merz, Giulio Paolini, and Michelangelo Pistoletto, who would later become associated with Arte Povera (or poor art), the radical Italian art movement of the 1960s and 1970s. In 1972, Boetti moved to Rome and disassociated himself from Arte Povera, focusing instead on conceptual art. While traveling the world, the artist became especially passionate about central and southern Asia, and traveled to Afghanistan and Pakistan numerous times in the 1970s and 1980s. It was in Afghanistan and Pakistan that Boetti would begin to commission artisan women embroiderers to create tapestries, which would eventually become Boetti's best known series, "Arazzi" and "Mappe." Boetti had his first US solo exhibition in New York at John Weber Gallery in 1973, and continued to show throughout Italy and the United States until his death in 1994. The artist participated in Documenta 5 in 1972 and Documenta 7 in 1982, as well as the Venice Biennale on five occasions between 1978 and 1995. Boetti was the subject of an important solo exhibition in 1992 that originated at the Kunstverein in Bonn, Switzerland and traveled to Münster, Germany, and Lucerne, Switzerland, and he has been honored posthumously with several large-scale exhibitions, including: the Galleria Nazionale d'Arte Moderna in Rome in 1996; the Museum für Moderne Kunst in Vienna in 1997; the Museum für Moderne Kunst in Frankfurt in 1998; and Whitechapel Gallery in London in 1999. In 2001, the Italian Pavilion at the Venice Biennale was solely dedicated to Boetti's work.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Alighiero Boetti with the following criteria: "Mappa" works that measure between 35 inches by 35 inches to 85 inches by 85 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.4% CAGR implied from selected sales occurring from November 24, 1998 to November 18, 2021.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Alighiero Boetti have a record price compound annual growth rate ("CAGR") of 26.6% from October 30, 1989 to September 30, 2022. This calculation is based on (i) a record price of $1,596 on October 30, 1989, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $3,800,000, the most recent record price as of September 30, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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